Exhibit 15.1

To the Board of Directors and Shareholders of S&P Global Inc.

We are aware of the incorporation by reference in the Registration Statement on Form S-4 and related joint proxy statement/prospectus of S&P Global Inc. for the registration of shares of its common stock of our reports dated April 28, 2020, July 28, 2020 and October 27, 2020 relating to the unaudited consolidated interim financial statements of S&P Global Inc. that are included in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020.

/s/ Ernst & Young LLP

New York, New York

January 8, 2021